Exhibit 4.4

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

, 2017

Warrant No.	Shares

LIQUIDIA TECHNOLOGIES, INC.

WARRANT TO PURCHASE SHARES

This Warrant is issued to                    or its registered assigns by Liquidia Technologies, Inc., a Delaware corporation (the “Company”), pursuant to that certain Note and Warrant Purchase Agreement, dated as of January 9, 2017, as amended (the “Purchase Agreement”), which also provides for the Company’s issuance of a Convertible Promissory Note (the “Note”) to the holder (“Holder”) of this Warrant.

1.                                      Purchase of Shares.  Subject to the terms and conditions hereinafter set forth, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to the number of fully paid and nonassessable Shares (as defined below) that equals the quotient obtained by dividing (a) an amount equal to twenty-five percent (25%) of the aggregate principal amount of the Note(s) issued to the Holder pursuant to the Purchase Agreement by (b) $0.79744 (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to the  shares of the Company’s Series C-1 Preferred Stock), as such number may be adjusted from time to time in accordance with the terms hereof.  Repayment or conversion of the amount of the Note(s) issued to the Holder pursuant to the Purchase Agreement shall not affect the number of Shares issuable upon exercise of this Warrant.

2.                                      Definitions.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms under the Note.

(a)                                 Exercise Price.  The exercise price for each Share (as adjusted from time to time in accordance with the terms hereof, the “Exercise Price”) shall be $0.79744 (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to the  shares of the Company’s Series C-1 Preferred Stock); provided that the Exercise Price shall be reduced to $0.001 if a Singapore IPO has not occurred on or prior to August 1, 2017.

(b)                                 Exercise Period.  This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending on the expiration of this Warrant pursuant to Section 13 hereof.

(c)                                  The Shares.  Subject to Section 7(c), the term “Shares” shall mean: (i) shares of the Company’s Series C-1 Preferred Stock unless the outstanding principal of, and accrued interest on, the Note is converted into shares of Automatic Conversion Stock or Voluntary Conversion Stock, in which case clause (ii) or clause (iii) of this definition, respectively, shall apply; (ii) if the outstanding principal of, and accrued interest on, the Note is converted into shares of Automatic Conversion Stock, shares of Automatic Conversion Stock and (iii) if the outstanding principal of, and accrued interest on, the Note is converted into shares of Voluntary Conversion Stock, shares of Voluntary Conversion Stock.

3.                                      Method of Exercise.  While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby.  Such exercise shall be effected by:

(a)                                 the surrender of the Warrant, together with a notice of exercise to the President or Secretary of the Company at its principal offices substantially in the form attached hereto as Exhibit 1; and

(b)                                 the payment to the Company, in cash, of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

4.                                      Net Exercise.                          In lieu of cash exercising this Warrant, the holder of this Warrant may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the President or Secretary of the Company at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of Shares computed using the following formula:

Y (A - B)
X =	A

Where

X —                       The number of Shares to be issued to the holder of this Warrant.

Y —                       The number of Shares purchasable under this Warrant.

A —                       The fair market value of one Share.

B —                       The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Share as determined in good faith by the Company’s Board of Directors.

5.                                      Certificates for Shares.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates shall be issued representing the number of Shares so purchased, and a copy of such certificate or certificates shall be delivered to the registered holder thereof, as soon thereafter as reasonably practicable, and in any event within five (5) days of the delivery of the exercise notice and payment therefor.

6.                                      Issuance of Shares.  The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

7.                                      Adjustment of Exercise Price and Number of Shares.  The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)                                 Subdivisions, Combinations and Other Issuances.  If the Company shall at any time prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine its Shares, or issue additional Shares as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination.  Appropriate adjustments shall also be made to the Exercise Price payable per Share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same.  Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)                                 Reclassification, Reorganization and Consolidation.  In the event of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change.  In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)                                  Conversion of Shares. Upon the conversion into Common Stock of all outstanding shares of the series of equity securities comprising the Shares, this Warrant shall become exercisable for that number of shares of Common Stock into which the Shares would then be convertible, so long as such shares, if this Warrant had been exercised before such offering, would have been converted into shares of Common Stock pursuant to the Company’s Certificate of Incorporation.  In such case, all references to “Shares” shall mean shares of Common Stock issuable upon exercise of this Warrant, as appropriate, and the Exercise Price shall be automatically adjusted to equal the number obtained by dividing (i) the aggregate Exercise Price of the Shares for which this Warrant was exercisable immediately prior to such conversion, by (ii) the number of shares of Common Stock for which this Warrant is exercisable immediately after such conversion.

(d)                                 Notice of Adjustment.  When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(e)                                  Other Action Affecting Shares.  In the event that the Company shall make a distribution in respect of the Shares that is not elsewhere described in this Section 7, the Holder shall be entitled, upon exercise of this Warrant, to receive from the Company its pro rata share of any such distribution such that the Holder receives, upon exercise of this Warrant, the same type and amount of property which such Holder would have received if such Holder had exercised this Warrant immediately prior to such distribution or the date the Company shall take a record of the holders of its shares for purposes of such distribution, as applicable, and, from and after the date of such distribution, the Company shall hold and set aside (or cause to be held and set aside in a commercially reasonable manner) an amount of such property equal to the Holder’s pro rata portion thereof for distribution to the Holder pursuant hereto.

8.                                      No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the fair market value thereof then in effect.

9.                                      Restrictive Legend.

The Shares issuable upon exercise of this Warrant (unless registered under the Securities Act of 1933, as amended (the “Securities Act”)) shall be stamped or imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

10.                               Warrants Transferable.  Subject to compliance with the terms and conditions of this Section 10, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by a written instruction of transfer substantially in the form attached hereto as Exhibit 2; provided that the transferee consents in writing to be bound by the terms hereunder.  With respect to any offer, sale or other disposition of this Warrant prior to registration of such Warrant, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof and indicating whether or not under the Securities Act certificates for this Warrant require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law.  Upon receiving such written notice and the written consent of the proposed transferee agreeing to be bound by the terms hereunder, the Company, as promptly as practicable, shall notify the Holder that it may sell or otherwise dispose of this Warrant, all in accordance with the terms of the notice delivered to the Company.  Each certificate representing this Warrant transferred in accordance with this Section 10 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless such legend is not required in order to ensure compliance with such laws.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

11.                               Rights of Stockholders.  Except as expressly set forth in Section 7 hereof, no holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights until the Warrant shall have been exercised.

12.                               Shares Subject to Stockholder Agreements.  The Shares issued upon exercise of this Warrant shall be deemed “Preferred Stock”, “Series C-1 Preferred Stock” and “Series C-1 Stock”, each as defined in each of the (i) Fifth Amended and Restated Investors’ Rights Agreement, (ii) Fifth Amended and Restated First Refusal and Co-Sale Agreement and (iii) Fifth Amended and Restated Voting Agreement, each dated as of February 18, 2011, by and among the Company and certain stockholders of the Company, and the Shares shall have all of the rights and be subject to all of the restrictions applicable to “Preferred Stock”, “Series C-1 Preferred Stock” and “Series C-1 Stock” under such agreements; provided, however, that if this Warrant becomes exercisable for shares of Automatic Conversion Stock or Voluntary Conversion Stock (in accordance with Section 2(c) hereof), then such shares shall instead have the same rights and be subject to all of the restrictions applicable to such shares under such agreements.

13.                               Expiration of Warrant; Notice of Certain Events Terminating This Warrant.

(a)                                 This Warrant shall expire and shall no longer be exercisable upon the earlier to occur of:

(i)             5:00 p.m. (Eastern time) on December 31, 2026; and

(ii)          the consummation of a Strategic Transaction (as such term is defined in the Notes).

(b)                                 The Company shall provide at least ten (10) days prior written notice to the Holder of any Strategic Transaction.

14.                               Notices.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S.  Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Holder, at the Holder’s address as set forth in the Purchase Agreement and (ii) if to the Company, at the address of its principal corporate offices (attention: President) or at such other address as a party may designate by ten days advance written notice to the other party pursuant to the provisions above; provided that, notwithstanding the foregoing, no notice or communication may be effectively given under this Agreement by registered or certified mail to Morningside Venture Investments Limited and notice and communication shall only be effectively given by a nationally recognized overnight courier to Morningside Venture Investments Limited three (3) days after deposit with such courier, specifying next day delivery, with written verification of receipt.

15.                               Governing Law.  This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

16.                               Rights and Obligations Survive Exercise of Warrant.  Unless otherwise provided herein, the rights and obligations of the Company and of the holder of this Warrant shall survive the exercise of this Warrant.

17.                               Electronic Signatures.  This Warrant may be executed by a facsimile or an electronic signature.

18.                               Amendments.  Except as otherwise expressly set forth in this Warrant, any term of this Warrant may be amended or waived (either retroactively or prospectively) only with the written consent of the Company and the holders of Warrants issued under the Purchase Agreement representing at least a majority of the aggregate number of Shares issuable upon exercise of all such Warrants (the “Required Holders”); provided that the terms of this Warrant may not be amended or waived without the written consent of Holder unless such amendment or waiver applies to the holders of all Warrants issued under the Purchase Agreement in the same fashion.  Any amendment effected in accordance with this Section 18 shall be binding upon Holder, each holder of each Warrant issued under the Purchase Agreement and the Company.  The Holder acknowledges that, by the operation of this Section 18, the Required Holders have the right and power to diminish or eliminate all rights of the Holder under this Warrant even without the consent of the Holder.

19.                               No Waiver.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

LIQUIDIA TECHNOLOGIES, INC.

By:
Name:	Timothy Albury
Title:	Chief Financial Officer

[Liquidia – Warrant to Purchase Shares]

EXHIBIT 1

NOTICE OF EXERCISE

TO:	Liquidia Technologies, Inc.
P.O. Box 110085
Research Triangle Park, NC 27709
Attention: Neal Fowler

	1.	The undersigned hereby elects to purchase shares of pursuant to the terms of the attached Warrant.

	2.	Method of Exercise (Please check the applicable blank):

☐

The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

☐ The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4 of the Warrant.

	3.	Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Signature)

(Name)

(Date)	(Title)

EXHIBIT 2

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                          the right represented by the attached Warrant to purchase                                         shares of                                                       of Liquidia Technologies, Inc., a Delaware corporation, to which the attached Warrant relates, and appoints                           Attorney to transfer such right on the books of                        , with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

Signed in the presence of: